Exhibit 10.5.1

Form of Stock Option Agreement under Amended and Restated Stock Option/Stock Issuance Plan

Coldwater Creek Inc.

Notice of Grant of Incentive Stock Option

Notice is hereby given of the following option grant (the “Option”) to purchase shares of the Common Stock of Coldwater Creek Inc. (the “Corporation”):

Optionee: «FirstName» «LastName»

Grant Date: «GrantDate»

Vesting Commencement Date: «VestingCommDate»

Exercise Price: «ExercisePrice»

Number of Option Shares: «NumberOptionShares»

Expiration Date: «ExpDate»

Type of Option:	☒ Incentive Stock Option
☐ Non-Statutory Stock Option

You understand and agree that the Option is granted subject to and in accordance with the terms of the Coldwater Creek Inc. Amended and Restated Stock Option/Stock Issuance Plan (the “Plan”) and the attached Stock Option Agreement. You further agree to be bound by the terms of the Plan and the terms of the Option as set forth in the attached Incentive Stock Option Agreement.

Date: «Date»

Coldwater Creek Inc.

By:
Title:	Chairman/CEO

OPTIONEE
Address:

This is not a stock certificate or a negotiable instrument.

COLDWATER CREEK INC.

AMENDED AND RESTATED STOCK OPTION/STOCK ISSUANCE PLAN

INCENTIVE STOCK OPTION AGREEMENT

Incentive Stock Option	This Option is intended to be an incentive stock option under Section 422 of the Internal Revenue Code and will be interpreted accordingly. If you cease to be an employee of the Corporation or a subsidiary but continue to provide Service, this Option will be deemed a non-statutory stock option three months after you cease to be an employee. In addition, to the extent that all or part of this Option exceeds the $100,000 rule of section 422(d) of the Internal Revenue Code, this Option or the lesser excess part will be deemed to be a non-statutory stock option.

Vesting	This Option is only exercisable before it expires and only with respect to the vested portion of the Option. Subject to the preceding sentence, you may exercise this Option, in whole or in part, to purchase a whole number of vested shares not less than 100 shares, unless the number of shares purchased is the total number available for purchase under the Option, by following the procedures set forth in the Plan and below in this Agreement.

[To be determined.]

[ALT: Reduction in Option Shares Upon Change in Status	The Number of Option Shares specified in this Notice is at a level which the Plan Administrator considered commensurate with Optionee’s position and compensation with the Corporation as of the Grant Date of the Option. In the event that Optionee’s position with the Corporation is changed for any reason to a position of less responsibility and compensation (the “Change in Status”), the Plan Administrator may, in its sole discretion, reduce the number of Option Shares that are subject to the Option but have not yet become exercisable in accordance with the Exercise Schedule, effective as of the time of the Change in Status. In such event, the Option shall remain outstanding with respect to such lesser number of Option Shares, and shall continue to be governed by the terms of the Option as evidenced by the attached Stock Option Agreement. The Exercise Schedule shall remain in place, provided, however, that each installment of the Option Shares scheduled to become exercisable after the effective date of the Change in Status shall be reduced proportionately to reflect the new reduced number of Option Shares subject to the Option. Optionee shall be notified of the reduction in the aggregate number of Option Shares and the reduced number of Option Shares which shall become exercisable pursuant to each installment under the Exercise Schedule. Immediately upon the Change in Status, Optionee shall lose all rights and entitlement with respect to the number of Option Shares by which the Option is reduced.

Term	Your Option will expire at the close of business at Company headquarters on the day before the anniversary of the Grant Date, as shown on the cover sheet. Your Option will expire earlier if your Service terminates, as described below.

Regular Termination	If your Service terminates for any reason, other than death, Disability or Misconduct, then your Option will expire at the close of business at Company headquarters three months after your termination date.

Termination for Misconduct	If your Service is terminated for Misconduct, then you shall immediately forfeit all rights to your Option and the Option shall immediately expire.

Death	If your Service terminates because of your death, then your Option will expire at the close of business at Company headquarters on the date 12 months after the date of death. During that 12-month period, your estate or heirs may exercise the vested portion of your Option.

In addition, if you die during the three-month period described in connection with a regular termination (i.e., a termination of your Service not on account of your death, Disability or Misconduct), and a vested portion of your Option has not yet been exercised, then your Option will instead expire on the date 12 months after your termination date. In such a case, during the period following your death up to the date 12 months after your termination date, your estate or heirs may exercise the vested portion of your Option.

Disability	If your Service terminates because of your Disability, then your Option will expire at the close of business at Company headquarters on the date 12 months after your termination date.

Leaves of Absence	For purposes of this Option, your Service does not terminate when you go on a bona fide employee leave of absence that was approved by the Corporation in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, your Service will be treated as terminating 90 days after you went on employee leave, unless your right to return to active work is guaranteed by law or by a contract. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

The Corporation determines, in its sole discretion, which leaves count for this purpose, and when your Service terminates for all purposes under the Plan.

Corporate Transaction or Change in Control Exercise	[To be determined.]

When you wish to exercise this Option, you may do so through the Corporation’s e*trade account with the user name and password supplied to you by the Corporation. You can access this account on the e*trade website at www.etrade.com. If someone else wants to exercise this Option after your death, that person must prove to the Corporation’s satisfaction that he or she is entitled to do so.

Your right to exercise this Option, and to transfer or sell shares of Common Stock acquired upon any such exercise, may be subject to additional conditions or requirements under the Corporation’s Insider Trading Policy.

Form of Payment	When you exercise this Option, you must include payment of the exercise price for the shares you are purchasing. Payment may be made in one (or a combination) of the following forms:

• Cash, your personal check, a cashier’s check, a money order or another cash equivalent acceptable to the Corporation.

• Surrender of shares of Common Stock which have been owned by you for more than six months and which have a Fair Market Value, determined as of the Exercise Date, equal to the exercise price.

•      If approved in advance by the Plan Administrator if you are either an executive officer or a director of the Corporation, by delivery on a form prescribed by the Corporation of an irrevocable direction (i) to a licensed securities broker acceptable to the Corporation to sell Common Stock and to deliver all or part of the sale proceeds to the Corporation in payment of the aggregate exercise price and all applicable federal, state and local income and employment taxes, and (ii) to the Corporation to deliver the certificates for the purchased shares directly to such broker in order to complete the sale transaction.

Withholding Taxes	You will not be allowed to exercise this Option unless you make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the Option exercise or sale of Common Stock acquired under this Option. In the event that the Corporation determines that any federal, state, local or foreign tax or withholding payment is required relating to the exercise or sale of shares arising from this grant, the Corporation shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Corporation or any Parent or Subsidiary.

Transfer of Option	During your lifetime, only you (or, in the event of your legal incapacity or incompetency, your guardian or legal representative) may exercise the Option.

You cannot transfer or assign this Option. For instance, you may not sell this Option or use it as security for a loan. If you attempt to do any of these things, this Option will immediately become invalid. You may, however, dispose of this Option in your will or it may be transferred upon your death by the laws of descent and distribution.

Regardless of any marital property settlement agreement, the Corporation is not obligated to honor a notice of exercise from your spouse, nor is the Corporation obligated to recognize your spouse’s interest in your Option in any other way.

No Employment or Service Contract	Neither your Option nor this Agreement give you the right to be retained by the Corporation (or any Parent or Subsidiaries) in any capacity or for any period of time. The Corporation (and any Parent or Subsidiaries) reserve the right to terminate your Service at any time and for any reason.

Shareholder Rights	You, or your estate or heirs, have no rights as a shareholder of the Corporation until a certificate for your Option’s shares has been issued (or an appropriate book entry has been made). No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued (or an appropriate book entry has been made), except as described in the Plan.

Adjustments	In the event of a stock split, a stock dividend or a similar change in the Common Stock, the number of shares covered by this Option and the exercise price per share shall be adjusted (and rounded down to the nearest whole number) if required pursuant to the Plan. Your Option shall be subject to the terms of any agreement relating to a Corporate Transaction or Change in Control of the Corporation.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Idaho, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan	The text of the Plan is incorporated in this Agreement by reference. Capitalized terms used but not defined in this Agreement are defined in the Plan, and have the meaning set forth in the Plan. The terms and provisions of the Plan will control in the event any provision of this Agreement or the attached cover sheet is inconsistent.

This Agreement, the attached cover sheet and the Plan constitute the entire understanding between you and the Corporation regarding this Option. Any prior agreements, commitments or negotiations concerning this Option are superseded.

Consent to Electronic Delivery	The Corporation may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this Option grant you agree that the Corporation may deliver the Plan prospectus and the Corporation’s annual report and proxy statement to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Corporation would be pleased to provide copies. Please contact the Human Resources department to request paper copies of these documents.

Notice of Dispositions Within One Year of Exercise	If you sell or otherwise dispose of Common Stock acquired pursuant to the exercise of this Option sooner than the one year anniversary of the date you acquired the Common Stock, then you agree to notify the Corporation in writing of the date of sale or disposition, the number of shares of Common Stock sold or disposed of and the sale price per share within 30 days of such sale or disposition.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.

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